                                                            EXHIBIT 99.1


Financial Contact:  James S. Gulmi  (615) 367-8325
Media Contact:      Claire S. McCall (615) 367-8283

                        GENESCO REAFFIRMS FOURTH QUARTER
                            AND FISCAL 2006 GUIDANCE
            ---TO WEBCAST PRODUCT TRENDS PRESENTATION AT WSA SHOW---

NASHVILLE, Tenn., Feb. 8, 2006 --- Genesco Inc. (NYSE: GCO) said today that it remains comfortable with its previously announced guidance for the fourth quarter and fiscal year 2006. Genesco plans to announce its results for the fourth quarter and fiscal year 2006 and to discuss the results and the outlook for the new fiscal year in a conference call on March 2, 2006.

         The Company also announced that it would host a presentation on current product trends in its markets in connection with the WSA Shoe Show in Las Vegas. The presentation will be webcast live at 7:00 a.m. (Pacific time) on February 10, 2006, and may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

          This release contains forward-looking statements, including the statement regarding the Company's previously announced guidance and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. Adjustments to data during the preparation of financial statements for the quarter and year and certain unforeseen events occurring subsequent to the end of the fiscal year but before the publication of audited financial statements could cause differences from the Company's current expectations. Other factors that could result in differences from expectations reflected in the Company's forward-looking statements in this release and elsewhere include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,700 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.




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